Exhibit 23(b)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 19, 2000 relating to the financial statements and financial statement schedules, which appears in Constellation Energy Group, Inc. and Baltimore Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 19, 2000 relating to the financial statements, which appears in Constellation Energy Group, Inc. and Baltimore Gas and Electric's Form 8-K dated February 15, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
September 29, 2000